EXHIBIT 10.16



                            Memorandum of Engagement
                            ------------------------


This Memorandum of Engagement is made on July 2, 2001,

Between EasyTrivia.com, Inc. ("Client), whose offices are located at 114 West Magnolia Street, Suite 400-107, Bellingham, Washington 98225

and Sage Internet Solutions Ltd. ("Contractor"), whose offices are located at 200-1060 Yates Street, Victoria, BC V8V 3M6.

The purpose of this Memorandum of Engagement is to precede a longer-term contract arrangement in which planning documents, deliverables, and site requirements are produced.

1. Services To Be Performed. The Contractor agrees to perform the following services for Client including but not limited to: consulting, strategic planning, information gathering, working on project description for a site design contract between Client and Contractor, site mapping, and discussions of further project development.

Details of initial work to be performed is in the attached quote.

2. Payment. In consideration of The Contractor's performance of these services, Client agrees to pay The Contractor on an hourly rate structure as follows:

         Project Resource                                Hourly Rate
         ------------------------------------------------------------
         Project Manager                                    $110
         Business Analyst                                   $90
         Technical Architect                                $90
         Database Administrator                             $90
         Web Application Developer                          $75
         Graphic Designer                                   $70
         Programmer                                         $65

Further, Client agrees to pay all of The Contractor's expenses in connection with this Engagement, including travel, supplies, equipment, and any other third party expense relating to the Engagement.

3. Deposit. In order to commence work on this project a deposit of $3000 is required.

4. Invoices. The Contractor will submit invoices for all services performed and expenses incurred, payment of which is due net 30 days.

Agreed to and accepted by:


        -------------------------                -------------------------
           Contractor Signature                      Client Signature

        -------------------------                -------------------------
              (please print)                          (please print)

        -------------------------                -------------------------
                  Dated:                                  Dated:

        SAGE                     Suite 5 - 1151 West 8th Avenue      Suite 200 - 1060 Yates Street
Sage Internet Solutions Ltd.     Vancouver, BC                       Victoria, BC V8V 3M6
www.sageinternet.com             Phone: 604.738.7243                 Phone: 250.386.7243
                                 Cell: 604.671.6274                  Fax: 250.380.1051
                                 pnash@sageinternet.com              jstearns@sageinternet.com
                                 Contact: Peter J. Nash              Contact: Jason Stearns



June 5, 2001

Mr. Brad Rudover
EasyTrivia.com, Inc.
114 West Magnolia Street
Suite 400-107
Bellingham, Washington
98225

EASYTRIVIA.COM INTERNET WEB SITE REDESIGN

Dear Brad:

Thank you for the opportunity to submit a quote for the above project.

Based on our discussions, your project can be looked at as three major components. The completion of these three components will give Easytriva.com Inc. a completely functional site ready for market. Components A and B can be initiated concurrently if desired. Below is a listing of work to be done, cost, and time estimates.

Component                                          Cost                        Timing
---------                                          ----                        ------
A. Site Redesign                                   $3,000.00                   3 to 4 weeks
A complete graphic, layout, and
navigation redesign of the HTML site
currently at www.easytrivia.com.
See attached doc

B. Game Software Analysis                          $3,000.00 - $5,000.00       1 to 2 weeks
Setup and staging of site, analysis and
documentation of existing code, upgrades
and recommendations.

C. Flash Interface and Implementation              To be determined and quoted upon completion of
of Game Software.                                  component "B"
Designing a flash interface and attaching
to game backend.


We appreciate your consideration and look forward to working with you in ensuring a successful project.

Please contact me if you need any further information or clarification.



Sincerely,


Peter J. Nash
Director, Sage Internet Solutions Ltd., Vancouver

        SAGE                     Suite 5 - 1151 West 8th Avenue      Suite 200 - 1060 Yates Street
Sage Internet Solutions Ltd.     Vancouver, BC                       Victoria, BC V8V 3M6
www.sageinternet.com             Phone: 604.738.7243                 Phone: 250.386.7243
                                 Cell: 604.671.6274                  Fax: 250.380.1051
                                 pnash@sageinternet.com              jstearns@sageinternet.com
                                 Contact: Peter J. Nash              Contact: Jason Stearns


EasyTrivia.com Site Re-Design

Sage Internet Solutions Ltd. will work closely with you to create a unique and professional look for the site capitalizing on the EasyTrivia character and the 1950's era game show theme. With the right combination of functionality and attractive design, we'll put your site on a more sophisticated level than most competing web sites.


From our discussions the following key points emerged:

     Navigation: Logical navigation is commonly overlooked in Internet site design. The navigation for your site must be consistent throughout. We don't believe users should have to learn how to find their way around a new site, therefore we propose to incorporate an attractive yet simple left side navigation.

     Graphics: Given that we will have access to the original graphic files, we can alter, enhance, and expand upon the look of the current graphics and more fully incorporate the 1950's motif.

     Currently, the site is primarily black and white, however once the game is active, the site becomes colour. We believe that the site should use colour throughout, accented with black and white 50's style graphics. We must ensure that the site is visually stimulating for the first time users.

     Home Page: The home page must serve the needs of the new player, and the returning member. We must let new users what the site is all about and allow members quick access to the game. We propose eliminating the splash page, but incorporating a similar graphic of the "Easy Trivia character on the TV screen" into the home page with an intro to the "Easy Trivia story".

     Prizes: A "teaser" of the prize information should be on the home page, but more detail will be provided on the prizes page.

     Accommodate Advertising: Sage will design the site to accommodate current and future advertising banners and lugs without interfering with the look or function of the site.

     Search Engine Placement: In order to generate quality traffic, we will ensure the site is set up with the appropriate Meta-Content, and properly indexed to major search engines. Sage Internet Solutions Ltd. has extensive experience in generating pages that index properly. We currently submit our client sites to over 3000 search engines, directories and portal sites internationally. A careful combination of manual and automated submissions is employed to prevent the site from being banned by major search engines. We will also work closely with you to ensure that your existing marketing material effectively promotes your web site.

     On-Site Instruction: If staff require the ability to update the property listings internally. Sage will provide an initial evaluation of hardware and software capabilities, and make recommendations accordingly. Usually, a one to two and a half (1-2.5 hr) on-site instructional session will be supplied to staff, in order to familiarize the staff with the site structure, methods for site updating, and basic software instruction. Telephone support and a follow up or "refresher" can also be provided.


     Optional Services:

     Promotional Services: Sage Internet Solutions has been providing web development and promotional services for over 5 years. During this period we have developed and refined an extremely effective process to ensure proper search engine placement and quality traffic to your web site. There are many elements to ensuring the successful marketing of a web site, and we have found that a combination of proper set-up and implementation prior to a site launch, and ongoing promotion and refinements for at least 6 months is required in order to be effective. Providing this combined-feature campaign is essential, as piece-mealing the solutions undermine the effectiveness of the entire campaign.

     Newsletter/Mailing list services: Should it be required, we can help you to implement a newsletter subscription feature on your website. This allows visitors to request to be notified of any new listings or properties that become available that might interest them. A periodical update newsletter can be sent out with industry news or tips and advice, in conjunction with links to the web site to showcase properties complete with pictures and information. This can be an effective addition to the existing print media.

     Other Sage Services: Sage Internet Solutions offers a wide range of services including: Media and Branding services, Graphic Design, Web Development, Marketing and Promotional Services, Customized Database and E-commerce Solutions, Consulting Services, Digital Photography and Virtual Tours, Software and Hardware Instruction and Technical Support, Systems Administration services and web site maintenance. Should your team require any of these services, Sage would be pleased to provide our high level of customer service and assistance.